EXHIBIT 99.1

Johnson Outdoors Reports Fiscal First Quarter Results

RACINE, Wis., Feb. 05, 2021 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global innovator of outdoor recreation equipment and technology, today announced higher sales and earnings during the Company’s first fiscal quarter ending Friday, January 1, 2021.

“Strong demand in the Company’s Fishing, Camping and Watercraft Recreation businesses delivered an unprecedented first fiscal quarter. Diving continues to be impacted by travel restrictions, but will benefit from our ongoing efforts to ensure the SCUBAPRO® brand is well-positioned when travel returns,” said Helen Johnson-Leipold, Chairman and Chief Executive Officer. “Indications are that people’s eagerness to get outdoors will continue through the season, but the COVID-19 pandemic still brings uncertainty. We’re focused on working hard to keep pace with demand and leveraging our market-leading brands and innovation to maximize the heightened interest in outdoor recreation.”

FIRST QUARTER RESULTS
The COVID-19 pandemic has resulted in increased consumer interest and participation in the great outdoors which created high demand for outdoor recreation products during the last half of the prior fiscal year. In the first fiscal 2021 quarter, customers looked to replenish inventory levels in anticipation of the fiscal 2021 warm-weather recreation season. As a result, total Company net sales in the first quarter rose 29 percent year over year to $165.7 million, versus $128.1 million in the prior year fiscal quarter. Key contributing factors to the results were:

  Strong demand for new and core technologies across all Fishing brands drove a 28 percent increase in revenue for the segment.
  Watercraft Recreation and Camping sales also rose significantly due to continued demand across all product categories.
  Diving sales declined 14 percent year over year due largely to ongoing pandemic-related global travel restrictions.

Total Company operating profit was $23.6 million for the first fiscal quarter versus $6.8 million in the prior year first quarter.  The increase was driven primarily by the sales growth year over year.  Gross margin increased 3.4 points on higher absorption of fixed costs due to increased sales volume and an improved product mix.  Operating expenses increased $4.7 million over the prior year period due primarily to higher sales volume-related costs. Additionally, the impact of favorable market conditions on the Company’s deferred compensation plan assets resulted in approximately $1.4 million of higher deferred compensation expense, which was entirely offset by a gain in Other Income.

Net income increased to $19.8 million, or $1.96 per diluted share, versus $6.4 million, or $0.64 per diluted share in the previous year’s first quarter. The Company’s effective tax rate was 23.7 percent compared to an effective tax rate of 25.1 percent in the prior year first quarter.

OTHER FINANCIAL INFORMATION
The Company reported cash and short-term investments of $195.9 million as of January 1, 2021. Depreciation and amortization were $3.5 million compared to $3.4 million in the previous year’s quarter. Capital spending totaled $4.4 million in the current quarter compared with $3.3 million in the prior year quarter. In December 2020, the Company’s Board of Directors approved a quarterly cash dividend to shareholders of record as of January 14, 2021, which was payable on January 28, 2021.

“Looking ahead, we will continue to manage risks associated with current global supply chain pressures and related logistics constraints caused by the COVID-19 pandemic as we work to fill demand,” said David W. Johnson, Chief Financial Officer. “Furthermore, our debt-free balance sheet and healthy cash position provide a competitive advantage as we make smart investments to strengthen the business and drive value for shareholders for the long-term.”

WEBCAST
The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday, February 5, 2021.  A live listen-only web cast of the conference call may be accessed at Johnson Outdoors’ home page. A replay of the call will be available for 30 days on the Internet.

About Johnson Outdoors Inc.

JOHNSON OUTDOORS is a leading global innovator of outdoor recreation equipment and technologies that inspire more people to experience the awe of the great outdoors. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft Recreation, Fishing, Diving and Camping.  Johnson Outdoors' iconic brands include: Old Town® canoes and kayaks; Ocean Kayak™; Carlisle® paddles; Minn Kota® fishing motors, batteries and anchors; Cannon® downriggers; Humminbird® marine electronics and charts; SCUBAPRO® dive equipment; Jetboil® outdoor cooking systems; and, Eureka!®camping and hiking equipment.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995.  Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate,'' "believe,'' "confident," "could,'' "expect,'' "intend,'' "may,'' "planned,'' "potential,'' "should,'' "will,'' "would'' or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated.  Factors that could affect actual results or outcomes include the matters described under the caption “Risk Factors” in Item 1A of the Company’s Form 10-K filed with the Securities and Exchange Commission on December 11, 2020, and the following: changes in economic conditions, consumer confidence levels and discretionary spending patterns in key markets; uncertainties stemming from political instability (and its impact on the economies in jurisdictions where the Company has operations), changes in U.S. trade policies, tariffs, and the reaction of other countries to such changes; the global outbreaks of disease, such as the COVID-19 pandemic, which has affected, and may continue to affect, market and economic conditions, and the timing, pricing and continued availability of raw materials and components from our supply chain, along with wide-ranging impacts on employees, customers and various aspects of our operations; the Company’s success in implementing its strategic plan, including its targeted sales growth platforms, innovation focus and its increasing digital presence; litigation costs related to actions of and disputes with third parties, including competitors; the Company’s continued success in its working capital management and cost-structure reductions; the Company’s success in integrating strategic acquisitions; the risk of future write-downs of goodwill or other long-lived assets; the ability of the Company’s customers to meet payment obligations; the impact of actions of the Company’s competitors with respect to product development or enhancement or the introduction of new products into the Company’s markets; movements in foreign currencies, interest rates or commodity costs; fluctuations in the prices of raw materials or the availability of raw materials or components used by the Company; any disruptions in the Company’s supply chain as a result of material fluctuations in the Company’s order volumes and requirements for raw materials and other components necessary to manufacture and produce the Company’s products; the success of the Company’s suppliers and customers and the impact of any consolidation in the industries of the Company’s suppliers and customers; the ability of the Company to deploy its capital successfully; unanticipated outcomes related to outsourcing certain manufacturing processes; unanticipated outcomes related to litigation matters; and adverse weather conditions. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements included herein are only made as of the date of this filing. The Company assumes no obligation, and disclaims any obligation, to update such forward-looking statements to reflect subsequent events or circumstances.

JOHNSON OUTDOORS INC.

(thousands, except per share amounts)
	THREE MONTHS ENDED
Operating Results	January 1, 2021	December 27, 2019
Net sales	$165,667	$128,054
Cost of sales	90,637	74,442
Gross profit	75,030	53,612
Operating expenses	51,473	46,811
Operating profit	23,557	6,801
Interest income, net	(50)	(620)
Other income, net	(2,404)	(1,168)
Income before income taxes	26,011	8,589
Income tax expense	6,164	2,159
Net income	$19,847	$6,430
Weighted average common shares outstanding - Dilutive	10,091	10,039
Net income per common share - Diluted	$1.96	$0.64
Segment Results
Net sales:
Fishing	$126,999	$99,278
Camping	12,194	7,514
Watercraft Recreation	12,443	4,809
Diving	14,093	16,459
Other/eliminations	(62)	(6)
Total	$165,667	$128,054
Operating profit (loss):
Fishing	$27,763	$15,018
Camping	2,808	66
Watercraft Recreation	1,069	(1,563)
Diving	(341)	205
Other/eliminations	(7,742)	(6,925)
Total	$23,557	$6,801
Balance Sheet Information (End of Period)
Cash, cash equivalents and short-term investments	$195,923	$138,257
Accounts receivable, net	97,386	78,249
Inventories, net	114,849	103,885
Total current assets	417,256	330,126
Total assets	577,181	486,123
Total current liabilities	113,288	95,261
Debt	-	-
Shareholders’ equity	398,612	330,239

At Johnson Outdoors Inc.
David Johnson	Patricia Penman
VP & Chief Financial Officer	VP - Marketing Services & Global Communications
262-631-6600	262-631-6600